SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: March 4, 1999


                             MEDICAL DYNAMICS, INC.
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                         Commission file number: 0-8632

          Colorado                                   84-0631765
-------------------------------                      ------------
(State or other jurisdiction of                      (IRS Employer
incorporation or organization)                       Identification Number)


         99 Inverness Drive East
           Englewood, Colorado                           80112
 --------------------------------------                ---------
(Address of principal executive offices)               (Zip Code)


               Registrant's telephone number, including area code:
                                 (303) 790-2990

                                 not applicable
                  --------------------------------------------
                  former name or former address, if applicable

Item 5.  Other Events.

     On March 4, 1999, Medical Dynamics, Inc. ("MEDY") entered into an agreement with The Tail Wind Fund, Ltd. ("Tail Wind") to amend the terms of the Purchase Agreement dated July 31, 1998, by which Tail Wind purchased $1,100,000 of convertible debentures and committed to purchase an additional $400,000 in debentures (the "1998 Debentures"), as announced in MEDY's Form 8-K reporting an event of July 31, 1998.

     Tail Wind acquired the additional $400,000 in 1998 Debentures in November 1998 pursuant to the first amendment to the Purchase Agreement. In addition to accelerating the purchase commitment, that amendment reduced the ceiling price for the 1998 Debentures from 120% of the Market Price to 105% of the Market Price. "Market Price" is defined in the 1998 Debenture to mean "the average of the two lowest closing bid prices of the Common Stock as reported by The Nasdaq Stock Market over the sixty trading day period ending on the date in question."

     The amendment accomplished the following:

1. The parties extended the conversion rights of the 1998 Debentures, so that only one-third of the 1998 Debentures are currently convertible; one-third becomes convertible on and after June 1, 1999; and the remaining one-third becomes convertible on and after January 1, 2000.

2. The parties agreed that Tail Wind could convert 1998 Debentures into no more than 1,880,000 shares of Common Stock (including shares issuable as interest upon the 1998 Debentures and upon exercise of the 1998 Warrants), regardless of Market Price. To the extent the 1998 Debentures would be convertible into more than 1,880,000 shares of Common Stock, Tail Wind can demand that MEDY redeem those Debentures for 115% of the remaining principal amount.

Item 7.  Financial Statements and Exhibits

     (A) and (B) Financial Statements

                  None

     (C) Exhibits

     1. Amendment No. 1 to Purchase Agreement between Medical Dynamics, Inc. and The Tail Wind Fund, Ltd.

     2. Amendment No. 2 to Purchase Agreement between Medical Dynamics, Inc. and The Tail Wind Fund, Ltd.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 MEDICAL DYNAMICS, INC.



March 9, 1999                                    By: /s/ Van A. Horsley
                                                     ---------------------------
                                                     Van A. Horsley, President